COWEN OPPORTUNITY FUND

        TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

             QUARTER ENDED:   December 31, 1996


Name of Security:    TITAN EXPLORATION, INC.


Registration under Securities
Act of 1933? 10f-3(a)(1)(i):             Yes

Time of Acquisition 10f-3(a)(2)
 -Date Acquired:                         Trade Date: 12/16/96
 -Date First Offered:                    Dec. 16, 1996

Reasonableness of Spread [10f-3(b)]
 -Offering Price Per Share:              $11
 -Amount of Spread: Gross Spread:        $.69
                    Selling Concession:  $.42
 -Spread(%):                             6.3%

Evidence of Reasonableness of Spread
(contemporaneous similar offering)
 -Name of Issue:                         Cymer Inc.
 -Date of Offering:                      Dec. 12, 1996
 -Spread:                                $2.41 (on $42 stock)

Issuer in Continuous Operation at
Least Three Years? [10f-3(c)]:           Yes

Amount Purchased by Fund [10f-3(d)]:
 -Total Shares Offered:                  12.61 million shares
 -Purchase Price per Share:              $11
 -Total Shares Purchased:                20,200
 -Total Purchase Price:                  $222,200
 -Percentage of Offering Purchased:      less than .1 of 1%
 -Any Shares Purchased by Other Funds
  in Family?                             No

Percentage of Fund Assets Invested
[10f-3(e)]:                              less than 1%

From Whom Purchased [10f-3(f)]
 -Selling Dealers(s):                    CS First Boston
 -Syndicate Manager(s):                  CS First Boston